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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
VERITAS Software Corporation:



We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of VERITAS Software Corporation to be filed on or about October 26, 2004 of our report dated June 4, 2004, relating to the consolidated balance sheets of VERITAS Software Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003 and the related consolidated financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of VERITAS Software Corporation.


Our report dated June 4, 2004, contains an explanatory paragraph that refers to the Company's restatement of the consolidated financial statements as of and for each of the years in the two-year period ended December 31, 2002, the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, and the adoption of Financial Accounting Standards Board Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," effective July 1, 2003.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                             /s/ KPMG LLP

                                             Mountain View, California
                                             October 26, 2004